Exhibit 10.14

Littelfuse, Inc.

Summary of Director Compensation

Directors of Littelfuse, Inc. (the “Company”) who are not also employees of the Company are paid an annual fee of $65,000, plus reimbursement of reasonable expenses related to attendance at meetings. Our lead director is paid an additional $15,000 annually; the chairperson of the Audit Committee is paid an additional $18,000 annually; the chairperson of the Compensation Committee is paid an additional $15,000 annually; the chairperson of the Nominating and Governance Committee is paid an additional $10,000 annually; and the chairperson of the Technology Committee is paid an additional $10,000 annually. No fees are paid to directors who are also full-time employees of the Company.

In addition, each non-employee director receives a grant of equity under the Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) comprised of one-third options to purchase shares of common stock and two-thirds restricted stock units upon his election or reelection to the Board of Directors at the Company’s annual meeting of stockholders. The value of the grant is equal to $105,000. The stock options vest ratably over three years, have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and have a seven-year term. The restricted stock units vest ratably over three years and entitle the director to receive one share of common stock per unit upon vesting.

Non-employee directors may elect to defer receipt of their cash fees under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the “Directors Plan”) and defer payout of their equity grants and any dividend distributions under the Long-Term Plan. All deferrals are deposited with a third-party trustee, where they (and any distributions) are invested in Littelfuse common stock. Deferred cash fees are generally paid in a lump sum or installments when the director ceases to be a director of Littelfuse. Deferred equity grants are generally paid out when the director ceases to be a director or the date specified by the director at the time of his deferral election.